AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 (this “Amendment No. 2”), dated as of November 28, 2018, to the Credit Agreement, dated as of November 30, 2016, by and among RiverNorth Opportunities Fund, Inc. (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended, supplemented or otherwise modified by Amendment No. 1, dated as of November 29, 2017 and Waiver No. 1, dated as of October 23, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Banks have agreed thereto upon the terms and conditions herein contained.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined term in alphabetical order:

“Amendment No. 2 Effective Date” means the Amendment No. 2 Effective Date, as such term is defined in Amendment No. 2 hereto, dated as of November 28, 2018.

2. Each of the following defined terms contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Commitment Fee Rate” means (a) from the Effective Date to the Amendment No. 2 Effective Date, the applicable rate set forth from time to time in this Credit Agreement at which the commitment fee accrues, and (b) at all other times, 0.25%.

“Termination Date” means November 27, 2019, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

3. Section 4.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 4.13. Fiscal Year. The Borrower has a fiscal year which is twelve (12) calendar months and, as of the Amendment No. 2 Effective Date, ends on July 31 of each year.

4. Paragraphs 1 through 3 of this Amendment No. 2 shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment No. 2 Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment No. 2 executed on behalf of such Person or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Amendment No. 2) that such Person has executed a counterpart of this Amendment No. 2;

(b) the Agent shall have received, with respect to the Borrower, a manually signed certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment No. 2 Effective Date, in form and substance reasonably satisfactory to the Agent (i) attaching a true complete and correct copy of the resolutions of the Borrower’s Managing Body authorizing this Amendment No. 2 and the transactions contemplated hereby, (ii) certifying that such resolutions are duly adopted, in full force and effect, and have not been amended or modified, (iii) certifying that the Borrower’s Charter Documents have not been amended or modified since October 23, 2018, or if so, attaching a true, correct and complete copy of each amendment or modification thereof, and (iv) certifying as to the incumbency of the Borrower’s officer or officers who may sign this Amendment No. 2, including therein a signature specimen of such officer or officers;

(c) the Agent shall have received such information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(d) the Borrower shall have paid all reasonable and documented out-of-pocket fees and disbursements incurred by the Agent (including, without limitation, legal fees and disbursements of counsel to the Agent) in connection herewith.

5. The Borrower (a) affirms or reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b) represents and warrants that (i) as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

6. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7. This Amendment No. 2 may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment No. 2 to produce or account for more than one counterpart signed by the party to be charged.

8. THIS AMENDMENT NO. 2 SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

rivernorth opportunities fund, inc.

By:	/s/ Kathryn Burns
Name:	Kathryn Burns
Title:	Treasurer

RiverNorth - Signature Page to Amendment No. 2 to the Credit Agreement

STATE STREET BANK AND TRUST
COMPANY, as a Bank and as the Agent

By:	/s/ James Reichert
Name:	James Reichert
Title:	Vice President

RiverNorth - Signature Page to Amendment No. 2 to the Credit Agreement